Exhibit 99.1

CORMEDIX APPROVed TO SELL $5.5 Million OF NOL Tax Benefits Through

The New Jersey Economic Development Authority PROGRAM

Berkeley Heights, NJ – February 3, 2020 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that it has been approved by the New Jersey Economic Development Authority (NJEDA) to transfer approximately $5.5 million of the total $6.0 million of its available tax benefits to an unrelated, profitable New Jersey corporation pursuant to the Company’s application to participate in the New Jersey Technology Business Tax Certificate Transfer (NOL) program for State Fiscal Year 2019. The Company anticipates receiving approximately $5.2 million in cash proceeds from the sale of its NOLs during the first quarter of 2020. Closing is subject to NJEDA’s typical closing conditions, which are in process.

“We are pleased to receive a significant allocation from this program for the second consecutive year,” said Khoso Baluch, CorMedix President & CEO. “The funding will help us make preparations for an anticipated commercial launch of Neutrolin® in the U.S. market. The Company is planning for a potential approval of a new drug application for Neutrolin during the second half of 2020.”

The New Jersey Technology Business Tax Certificate Transfer (NOL) program enables qualified, unprofitable NJ-based technology or biotechnology companies with fewer than 225 U.S. employees (including parent company and all subsidiaries) to sell a percentage of net operating losses and research and development (R&D) tax credits to unrelated profitable corporations. NOLs and R&D tax credits may be sold for at least 80 percent of their value, up to a maximum lifetime benefit of $15 million per business. This allows qualifying technology and biotechnology companies with NOLs to turn their tax losses and credits into cash proceeds to fund growth and operations, including research and development or other allowable expenditures. CorMedix is one of 46 emerging companies to share in approximately $60 million of tax credit transfers approved by NJEDA in December 2019.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters. The Company completed a Phase 3 clinical trial of Neutrolin in patients undergoing hemodialysis for end-stage renal disease, which showed a 71% reduction in catheter-related bloodstream infections (CRBSIs) relative to the heparin control arm (p=0.0006) with a good safety profile. CRBSIs cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has Fast Track designation from FDA, which provides the potential for priority review of a marketing application, and Qualified Infectious Disease Product designation, which allows for 5 additional years of marketing exclusivity when approved for commercial distribution by FDA. Neutrolin is CE Marked and commercially distributed as a medical device in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the information, costs and time needed to submit to the FDA a new drug application for Neutrolin® in adult hemodialysis; risks related to the timing of and our ability to obtain FDA approval of the new drug application for Neutrolin; relying on preclinical results that may not be indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; the risks and uncertainties associated with research for additional uses for taurolidine; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

617-535-7746